EXHIBIT 99.1

Contact:

Patricia Baronowski
Pristine Advisers, LLC
(631) 756-2486

EQUUS ANNOUNCES FIRST QUARTER NET ASSET VALUE

HOUSTON, TX – May 12, 2020 – Equus Total Return, Inc. (NYSE: EQS) (the “Fund” or “Equus”) reports net assets as of March 31, 2020, of $38.9 million, a decrease of approximately $7.1 million since December 31, 2019. Net asset value per share decreased to $2.88 as of March 31, 2020 from $3.40 as of December 31, 2019. Comparative data is summarized below (in thousands, except per share amounts):

As of the Quarter Ended	3/31/2020	12/31/2019	9/30/2019	6/30/2019	3/31/2019
Net assets	$38,895	$45,989	$49,024	$47,933	$46,552
Shares outstanding	13,518	13,518	13,518	13,518	13,518
Net assets per share	$2.88	$3.40	$3.63	$3.55	$3.44

The following were the portfolio companies that experienced significant developments during the first quarter of 2020:

•	Decrease in the Value of Equus Energy. A pricing dispute between the Russian Federation and Saudi Arabia during the first quarter of 2020, together with global crude supply imbalances, demand decreases, and adverse economic effects arising from the onset of the coronavirus led to crude prices falling to 18-year lows in mid-March 2020. As a result, the value of this investment decreased from $8.0 million at December 31, 2019 to $4.5 million at March 31, 2020. The Fund received advice and assistance from a third-party valuation firm to support its determination of the fair value of this investment (see A Note About the Coronavirus and Other Events below).

•	Decrease in the Value of MVC Capital Shares. Largely due to adverse economic effects resulting from the onset of the coronavirus during the first quarter of 2020, the trading price of MVC Capital, Inc.’s (“MVC”) common stock decreased from $9.17 per share on December 31, 2019 to $4.37 per share as of March 31, 2020. The Fund received 10,235 MVC shares as stock dividends during the quarter, resulting in a total of 574,147 MVC shares held at March 31, 2020. The fair value of this holding decreased from $5.2 million at December 31, 2019 to $2.5 million as of March 31, 2020. Although the trading price of MVC’s shares has increased markedly since the end of the first quarter of 2020, the continued economic dislocation caused by the coronavirus may also continue to have a materially negative impact on the value of this investment during the second quarter of 2020 and beyond (see A Note About the Coronavirus and Other Events below).

•	No Change in the Value of PalletOne. Equus holds an 18.7% fully-diluted share interest in PalletOne, Inc. (“PalletOne”) one of the nation’s largest wooden pallet manufacturers and a major supplier of treated lumber in the southeastern United States. During the first quarter of 2020 and the trailing twelve months ending March 31, 2020, PalletOne experienced exceptionally strong operational results and saw improvements in most areas of its business, notwithstanding the economic downturn that began during the first quarter of 2020. The Fund received advice and assistance from a third-party valuation firm to support its determination of the fair value of this investment. Notwithstanding the strong operational results of PalletOne, it remains uncertain as to the extent that the general economic contraction caused by the coronavirus may have on the business of PalletOne in subsequent quarters in 2020 (see A Note About the Coronavirus and Other Events below).

A Note About The Coronavirus and Other Events

The Impact of the Coronavirus Generally. In 2019, SARS-CoV-2, a highly contagious pathogen which causes COVID-19, coronavirus disease, or simply, the ‘coronavirus’, arose in Wuhan Province, China. The coronavirus has had a substantial detrimental impact on markets and economic forecasts for governments and businesses worldwide. During the first quarter of 2020, national, state, and local governments across the United States implemented significant travel, movement, and assembly restrictions, as well as restrictions on the movement of goods, all of which have had, and are expected to continue to have, a material adverse impact upon consumer and business demand. Recently, certain states have begun to ease such restrictions, but such efforts may not be sufficient to stimulate the resumption of economic activity at levels that existed prior to the onset of the coronavirus. Moreover, the easing of such restrictions is expected to result in an increased number of coronavirus infections, which in turn may cause states to delay or even reverse allowances for movement and assembly, any of which would protract the economic effects of the coronavirus. If the coronavirus continues to spread, or if the economic disruption caused thus far by the coronavirus continues, our operations and financial condition could be materially adversely affected.

Impact of the Coronavirus on Our Operations. The highly contagious nature of the coronavirus has caused numerous private and public organizations to substantially alter the way in which they operate. Many such organizations have, to the extent possible, required employees to work remotely to reduce opportunities for contagion. We have also taken steps to minimize the exposure of our employees and service providers by requiring all such persons to work from a remote location. We utilize a cloud-based storage and retrieval system for our records and can communicate electronically or by telephone with third parties such as our financial institutions, legal and accounting advisors, and our portfolio companies. However, government directives on social distancing and shelter-in-place mandates have rendered us unable to travel to attend board meetings, negotiations, and other functions which are endemic to the interpersonal nature of private equity investing. Should these disruptions and restrictions on travel continue as a result of the coronavirus, we cannot, therefore, assure you that our operations will not be materially adversely affected thereby.

Impact of the Coronavirus on Our Portfolio Companies. As noted above, certain of our portfolio companies have been affected by various force majeure events that include the global outbreak of the coronavirus. These events have had, and may continue to have, a material adverse impact on our portfolio companies’ supply chains, limit access to key commodities or technologies, otherwise impact their customers, manufacturers or suppliers or otherwise cause material disruptions to their industry or the industries they serve. In the case of the coronavirus, such a force majeure event has had, and may continue to have, a broader negative impact on the world economy and international business activity generally. A protracted negative impact to one or more of our portfolio companies as a result of the coronavirus could have a material adverse effects on our business, financial condition and results of operations.

Impact of Geopolitical Events and the Coronavirus on the Oil and Gas Sector. The substantial recent downturn in world markets has been prominent in the oil and gas sector, with crude prices falling to 18-year lows in mid-March 2020. The collapse in prices was the result of a price war between the Russian Federation and Saudi Arabia and a massive drop in forecasted demand as a consequence of the coronavirus. Should prices not recover to sustainable levels, a number of smaller oil and gas firms that have incurred leverage could experience severe economic challenges, including insolvency and bankruptcy. Other firms, such as Equus Energy, could see future capital expenditures to generate additional reserves from existing mineral interests postponed indefinitely, which could have a material adverse effect upon the operations and financial condition of Equus Energy.

About Equus

The Fund is a business development company that trades as a closed-end fund on the New York Stock Exchange under the symbol "EQS". Additional information on the Fund may be obtained from the Fund’s website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the performance of the Fund, including our ability to achieve our expected financial and business objectives, and the other risks and uncertainties described in the Fund’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Except as required by law, the Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Fund or any other person that the events or circumstances described in such statements are material.